PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
May 23, 2012

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2012 FIRST QUARTER RESULTS

•	FIRST QUARTER REVENUE OF $1.427 BILLION AND NON-GAAP EPS OF $1.30 EXCEED GUIDANCE; GAAP EPS OF $1.27

•	RESULTS DRIVEN BY CONTINUED MOMENTUM IN CALVIN KLEIN AND TOMMY HILFIGER BUSINESSES

•	FULL-YEAR NON-GAAP EPS GUIDANCE RAISED TO $6.15 TO $6.25, AN INCREASE OF 14% TO 16% OVER THE PRIOR YEAR’S NON-GAAP EPS

•	SECOND QUARTER NON-GAAP EPS GUIDANCE OF $1.18 TO $1.20, AN INCREASE OF 10% TO 12% OVER THE PRIOR YEAR’S NON-GAAP EPS

New York, New York – PVH Corp. [NYSE: PVH] reported 2012 first quarter results.

Non-GAAP Amounts:
The discussions of historical results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of First Quarter Results:

•	Earnings per share was $1.30 on a non-GAAP basis, which exceeded the Company’s guidance and represents an increase of 6% over the prior year’s first quarter non-GAAP earnings per share of $1.23.

•	GAAP earnings per share was $1.27 and represents an increase of 61% over the prior year’s first quarter GAAP earnings per share of $0.79.

•
Revenue of $1.427 billion increased 4% from the prior year’s first quarter, including the negative impact of approximately 1% attributable to approximately $20 million of foreign currency translation. The revenue increase of $58.2 million is attributable to the net effect of (i) an increase of $54.9 million, or 8%, in the Company’s Tommy Hilfiger business (which includes the negative impact of approximately 3% attributable to the foreign currency translation discussed above); (ii) an increase of $16.5 million, or 7%, in the Company’s Calvin Klein business; and (iii) a decrease of $13.2 million, or 3%, in the Company’s Heritage Brands business.

First Quarter Business Review:
Calvin Klein
Total revenue for the Calvin Klein business increased 7% over the prior year’s first quarter to $262.1 million. This increase reflected comparable store sales growth of 9% and equally strong growth in the wholesale business. Despite challenging business for the jeanswear and underwear product categories in Europe and a planned reduction in U.S. jeanswear sold to secondary channels, Calvin Klein royalty revenue increased 1%, including the negative impact of approximately 1% related to foreign currency translation. On a constant currency basis, royalty revenue increased 2%, driven by strong growth in North America, South America and Asia, partially offset by weakness in Europe.

Earnings before interest and taxes for the Calvin Klein business increased 5% to $58.3 million as compared to the prior year’s first quarter amount of $55.6 million. The Calvin Klein Licensing business benefited from a planned decrease in advertising expenses, as the prior year’s first quarter included expenses related to the launch of the global marketing campaign for the ck one lifestyle brand. Within the Calvin Klein apparel business, strong revenue growth, which included higher average unit retail selling prices, was more than offset by a planned decrease in gross margin rates resulting from higher product costs.

Tommy Hilfiger
The Tommy Hilfiger business continued its strong momentum during the quarter, achieving an 8% increase in revenue over 2011 first quarter revenue to reach $770.4 million, including the negative impact of approximately $20 million, or 3%, related to foreign currency translation. The strong revenue increase was due to (i) retail comparable store sales growth of 16% in North America; and (ii) European retail comparable store sales growth of 5% and high single-digit growth in the European wholesale business, despite challenging economic conditions.

On a non-GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 13% to $102.8 million from $90.7 million in the prior year’s first quarter. Driving this increase were the revenue increases discussed above combined with higher gross margins. The improvement in gross margin rates was driven by a significant increase in average unit retail selling prices, which more than offset planned higher product costs. These increases were offset, in part, by an increase in advertising expenses in the Tommy Hilfiger International business related to the opening of two new flagship stores in Japan.

On a GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 53% to $102.4 million, as compared to $66.8 million in the prior year’s first quarter. This increase was due principally to the net impact of the revenue and gross margin increases noted above, combined with a net decrease in integration and restructuring charges.

Heritage Brands
Total revenue for the Heritage Brands business decreased 3% to $394.9 million versus $408.1 million in the prior year’s first quarter. Retail comparable store sales growth of 3% was more than offset by a planned combined 6% decrease in the wholesale businesses.

Earnings before interest and taxes for the Heritage Brands business decreased to $17.7 million from $39.4 million in the prior year’s first quarter due principally to the revenue decrease mentioned above, combined with planned lower gross margin rates driven by higher product costs, and a $3 million quarter-on-quarter negative impact associated with a quality issue in a specific private label program for the dress furnishings business.

First Quarter Consolidated Earnings:
On a non-GAAP basis, earnings before interest and taxes decreased to $155.6 million from $167.1 million in the prior year’s first quarter, including the negative impact of approximately $5 million related to foreign currency translation attributable to the Tommy Hilfiger and Calvin Klein businesses. The overall 7% decrease in non-GAAP earnings before interest and taxes was driven by a $21.7 million decrease in the Heritage Brands business and a $4.7 million increase in corporate expenses due principally to an increase in pension expense resulting from a decrease in discount rates. These decreases were partially offset by earnings increases of $12.1 million and $2.7 million in the Tommy Hilfiger and Calvin Klein businesses, respectively, including the negative foreign currency impact noted above.

On a GAAP basis, earnings before interest and taxes increased to $152.2 million as compared to $120.4 million in the prior year’s first quarter. The increase was due principally to a decrease in integration, restructuring and debt modification charges, partially offset by the net effect of the changes discussed above.

Net interest expense decreased $3.8 million as compared to the prior year’s first quarter to $29.2 million, due principally to lower debt levels in the current quarter.

The effective tax rate was 24.4% on a non-GAAP basis as compared to 33.2% on a non-GAAP basis in the prior year’s first quarter. The effective tax rate was 24.3% on a GAAP basis, as compared to 34.0% on a GAAP basis in the prior year’s first quarter. The 2012 first quarter effective tax rates are being positively impacted by a greater portion of the Company’s earnings being generated by the international Tommy Hilfiger business, a significant portion of which is subject to favorable tax rates, as well as the continuation of the tax synergies resulting from the Tommy Hilfiger acquisition.

Balance Sheet:
The Company ended the quarter with a net debt position of $1.743 billion, comprised of $1.982 billion of debt, net of $238.6 million of cash. During the first quarter, the Company made payments totaling $30.3 million on its outstanding term loans for a total of approximately $730 million in term loan payments since the date of the Tommy Hilfiger acquisition, the majority of which were voluntary and ahead of schedule. The Company plans to make term loan payments of approximately $270 million during the remainder of 2012.

Ending inventories increased 7% over the prior year’s first quarter, due principally to increased product costs. The Company remains very comfortable with the quality of its inventory.

2012 Guidance:
Please see the section entitled “Full Year and Second Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
Revenue in 2012 is currently projected to increase 1% to 2% as compared to the 2011 amount of $5.891 billion. This includes the negative revenue impact of approximately 4%, of which approximately $150 million is attributable to projected foreign currency translation and approximately $100 million is attributable to the exit from the Timberland and Izod women’s wholesale sportswear businesses. On a constant currency basis and excluding the impact of the exited businesses, 2012 revenue is projected to increase 5% to 6%.

Revenue for the Tommy Hilfiger business is expected to increase 2% to 3% as compared to the 2011 amount of $3.051 billion, including the negative impact of approximately 5% due to projected foreign currency translation. Revenue for the Calvin Klein business is expected to grow 6% to 7% as compared to the 2011 amount of $1.065 billion. Calvin Klein royalty revenue is expected to be negatively impacted by foreign currency translation, the upcoming reacquisition of the ck Calvin Klein European apparel and accessories licenses, challenging business for the jeanswear and underwear product categories in Europe and a reduction of U.S. jeanswear sales to secondary channels. Revenue for the Heritage Brands business is expected to decrease 4% to 5% as compared to the 2011 amount of $1.775 billion, including the negative impact of approximately 6% due to the previously mentioned exit of businesses.

On a non-GAAP basis, earnings per share in 2012 is currently projected to be in the range of $6.15 to $6.25, an increase of 14% to 16% over the 2011 amount of $5.38. This estimate is negatively impacted by $0.20 to $0.25 per share due to projected foreign currency translation. Pension expense is expected to increase by approximately $0.15 per share as compared to 2011, due in large part to a decrease in discount rates. Anticipated debt payments of approximately $300 million for the full year 2012, combined with the effect of debt payments made during 2011, are expected to result in a decrease to net interest expense of approximately $0.12 per share as compared to 2011. The Company currently estimates that the 2012 effective tax rate will be 23.5% to 24.0%, which would generate an improvement on a non-GAAP basis of approximately $0.35 per share as compared to 2011.

Second Quarter Guidance
Second quarter revenue in 2012 is currently projected to be relatively flat as compared to the prior year’s second quarter amount of $1.334 billion. This includes the negative revenue impact of approximately 4%, of which approximately $30 million is attributable to projected foreign currency translation and approximately $20 million is attributable to the exit from the Timberland and Izod women’s wholesale sportswear businesses. On a constant currency basis and excluding the impact of the exited businesses, second quarter revenue in 2012 is projected to increase approximately 4%.

Revenue for the Tommy Hilfiger business is expected to grow approximately 4% as compared to the second quarter of 2011, including the negative impact of approximately 4% due to projected foreign currency translation. Revenue for the Calvin Klein business is expected to grow approximately 4% as compared to the second quarter of 2011. Revenue for the Heritage Brands business is expected to decrease 8% to 9% as compared to the second quarter of 2011, principally as a result of the negative impact of approximately 5% due to the exit of businesses, as discussed above.

On a non-GAAP basis, earnings per share for the second quarter is currently projected to be in the range of $1.18 to $1.20, an increase of 10% to 12% over $1.07 in the prior year’s second quarter, which includes negative impacts related to projected foreign currency translation, an increase in pension expense and increased product costs. The Company currently estimates that the second quarter 2012 effective tax rate will be 26.5% to 27.0%.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our first quarter results, which were driven by our global Calvin Klein and Tommy Hilfiger businesses. Both of these brands continued to demonstrate their worldwide consumer appeal during the first quarter, allowing us to perform above our expectations for both revenue and earnings per share, despite the cost pressures and economic headwinds in Europe that have impacted our industry. Although the macroeconomic environment in both the U.S. and Europe remains uncertain, the continued momentum in these businesses has enabled us to increase our full year earnings guidance. We believe that the impact of the product cost increases that have negatively affected our industry will abate in the second half of 2012, which will have a positive impact on all of our businesses.”

Mr. Chirico continued, “We are excited about the continued execution of our growth strategies for our brands, particularly Calvin Klein and Tommy Hilfiger, as we expand our global footprint. Our new Tommy Hilfiger joint ventures in the high growth markets of India and China performed very well during the first quarter. We continue to eagerly anticipate bringing the Tommy Hilfiger European men’s tailored apparel and ck Calvin Klein European apparel and accessories businesses in-house in 2013. We look forward to unlocking the potential that these initiatives present and we will continue to drive global sales by working diligently to identify additional growth opportunities for these two power brands.”

Mr. Chirico further commented, “As we head into the second quarter, we are optimistic that the strength of our brands and the sound execution of our business strategies, along with our strong balance sheet, will continue to drive long-term growth and improvements in our financial metrics and business returns in 2012 and beyond.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	Pre-tax costs of $69.5 million incurred in 2011 in connection with the integration of Tommy Hilfiger and the related restructuring, of which $30.5 million was incurred in the first quarter, $11.2 million was incurred in the second quarter, $9.3 million was incurred in the third quarter, and $18.6 million was incurred in the fourth quarter.

•	Pre-tax costs of $16.2 million incurred in the first quarter of 2011 in connection with the amendment and restatement of the Company’s credit facility.

•
Pre-tax costs of $8.1 million incurred in 2011 in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and the Company’s 2012 exit from the Izod women’s wholesale sportswear business, of which $6.7 million was incurred in the second quarter, $0.5 million was incurred in the third quarter and $1.0 million was incurred in the fourth quarter.

•
A pre-tax expense of $20.7 million incurred in the third quarter of 2011 in connection with the Company’s reacquisition of the rights in India to the Tommy Hilfiger trademarks that had been subject to a perpetual license, as under accounting rules, the Company was required to record an expense due to settling the preexisting license agreement, which was unfavorable to the Company.

•	A tax benefit of $5.4 million recorded in the fourth quarter of 2011 resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.

•
Pre-tax costs of approximately $25 million expected to be incurred in 2012 principally in connection with the integration of Tommy Hilfiger and the related restructuring, of which $3.3 million was incurred in the first quarter and approximately $10 million is expected to be incurred in the second quarter.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

Please see Tables 1 through 4 and the section entitled “Full Year and Second Quarter Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of

GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its first quarter earnings release is scheduled for Thursday, May 24, 2012 at 8:30 a.m. EDT. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #8427440. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies, the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or becoming ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended
	4/29/12	5/1/11

Net sales	$1,312,849	$1,256,986
Royalty revenue	85,460	81,992
Advertising and other revenue	29,097	30,206
Total revenue	$1,427,406	$1,369,184

Gross profit on net sales	$642,272	$616,381
Gross profit on royalty, advertising and other revenue	114,557	112,198
Total gross profit	756,829	728,579

Selling, general and administrative expenses	606,505	591,902

Debt modification costs		16,233

Equity in income of unconsolidated affiliates	1,924

Earnings before interest and taxes	152,248	120,444

Interest expense, net	29,244	33,070

Pre-tax income	123,004	87,374

Income tax expense	29,890	29,707

Net income	$93,114	$57,667

Diluted net income per common share(1)	$1.27	$0.79

	Quarter Ended
	4/29/12	5/1/11

Depreciation and amortization expense	$33,459	$34,481

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2012 and 2011 in connection with its integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in 2011 in connection with the modification of its credit facility; and (iii) the tax effects associated with these costs, which are on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company also excludes these costs in connection with certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release. Please see Tables 1 through 4 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended
	4/29/12	5/1/11

GAAP total revenue	$1,427,406	$1,369,184

Non-GAAP Measures
Selling, general and administrative expenses(1)	$603,189	$561,443
Earnings before interest and taxes(2)	155,564	167,136
Income tax expense(3)	30,822	44,510
Net income(4)	95,498	89,556
Diluted net income per common share(5)	$1.30	$1.23

(1) Please see Table 3 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(2) Please see Table 2 for reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes.
(3)    Please see Table 4 for reconciliation of GAAP income tax expense to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with integration, restructuring and debt modification costs.

(4) Please see Table 1 for reconciliation of GAAP net income to non-GAAP net income.
(5) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income to non-GAAP net income

	Quarter Ended
	4/29/12	5/1/11

Net income	$93,114	$57,667

Diluted net income per common share(1)	$1.27	$0.79

Items excluded:

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	3,316	30,459

Debt modification costs		16,233

Tax effect of the items above(2)	(932)	(14,803)

Non-GAAP net income	$95,498	$89,556

Non-GAAP diluted net income per common share(1)	$1.30	$1.23

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(2) Please see Table 4 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended
	4/29/12	5/1/11

Earnings before interest and taxes	$152,248	$120,444

Items excluded:

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	3,316	30,459

Debt modification costs		16,233

Non-GAAP earnings before interest and taxes	$155,564	$167,136

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 3 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended
	4/29/12	5/1/11

SG&A	$606,505	$591,902

Items excluded:

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	(3,316)	(30,459)

Non-GAAP SG&A	$603,189	$561,443

Table 4 - Reconciliation of GAAP income tax expense to non-GAAP income tax expense

	Quarter Ended
	4/29/12	5/1/11

Income tax expense	$29,890	$29,707

Items excluded:

Income tax effect of integration, restructuring and debt modification costs (1)	932	14,803

Non-GAAP income tax expense	$30,822	$44,510

(1) The estimated tax effects of the Company’s integration, restructuring and debt modification costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an integration, restructuring and debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s integration, restructuring and debt modification costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In thousands, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	4/29/12				5/1/11
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$93,114	$(2,384)	(1)	$95,498	$57,667	$(31,889)	(2)	$89,556

Weighted average common shares	68,539			68,539	66,798			66,798
Weighted average dilutive securities	1,588			1,588	1,605			1,605
Weighted average impact of assumed convertible preferred stock conversion	3,475			3,475	4,189			4,189
Total shares	73,602			73,602	72,592			72,592

Diluted net income per common share	$1.27			$1.30	$0.79			$1.23

(1)
Represents the impact on net income in the quarter ended April 29, 2012 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (ii) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2)
Represents the impact on net income in the quarter ended May 1, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and related restructuring; (ii) the costs incurred in connection with the Company’s modification of its credit facility; and (iii) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	April 29,	May 1,
	2012	2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$238,612	$294,958
Receivables	544,174	512,185
Inventories	735,848	690,537
Other Current Assets	209,319	173,225
Total Current Assets	1,727,953	1,670,905
Property, Plant and Equipment	479,486	418,224
Goodwill and Other Intangible Assets	4,406,826	4,628,070
Other Assets	166,132	137,219
	$6,780,397	$6,854,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$795,023	$803,467
Short-Term Borrowings	107,393	12,277
Current Portion of Long-Term Debt	79,477	46,298
Other Liabilities	1,174,333	1,113,196
Long-Term Debt	1,794,862	2,208,191
Stockholders’ Equity	2,829,309	2,670,989
	$6,780,397	$6,854,418

PVH CORP.
Segment Data
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	4/29/12	5/1/11
Heritage Brand Wholesale Dress Furnishings
Net sales	$119,886	$134,689
Royalty revenue	1,517	1,485
Advertising and other revenue	707	404
Total	122,110	136,578

Heritage Brand Wholesale Sportswear
Net sales	134,232	135,454
Royalty revenue	2,463	2,441
Advertising and other revenue	461	406
Total	137,156	138,301

Heritage Brand Retail
Net sales	134,182	131,677
Royalty revenue	1,203	1,298
Advertising and other revenue	271	241
Total	135,656	133,216

Total Heritage Brands
Net sales	388,300	401,820
Royalty revenue	5,183	5,224
Advertising and other revenue	1,439	1,051
Total	394,922	408,095

Other (Calvin Klein Apparel)
Net sales	163,475	146,431
Total	163,475	146,431

Calvin Klein Licensing
Net sales	8,244	7,442
Royalty revenue	65,473	64,884
Advertising and other revenue	24,927	26,889
Total	98,644	99,215

Total Calvin Klein
Net sales	171,719	153,873
Royalty revenue	65,473	64,884
Advertising and other revenue	24,927	26,889
Total	262,119	245,646

Tommy Hilfiger North America
Net sales	298,980	267,637
Royalty revenue	4,524	2,861
Advertising and other revenue	1,687	1,286
Total	305,191	271,784

Tommy Hilfiger International
Net sales	453,850	433,656
Royalty revenue	10,280	9,023
Advertising and other revenue	1,044	980
Total	465,174	443,659

Total Tommy Hilfiger
Net sales	752,830	701,293
Royalty revenue	14,804	11,884
Advertising and other revenue	2,731	2,266
Total	770,365	715,443

Total Revenue
Net sales	1,312,849	1,256,986
Royalty revenue	85,460	81,992
Advertising and other revenue	29,097	30,206
Total	$1,427,406	$1,369,184

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	4/29/12			5/1/11
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP(3)	Adjustments(2)	Results(3)

Heritage Brand Wholesale Dress Furnishings	$8,916		$8,916	$20,651		$20,651

Heritage Brand Wholesale Sportswear	11,370		11,370	14,271		14,271

Heritage Brand Retail	(2,544)		(2,544)	4,501		4,501

Total Heritage Brands	17,742		17,742	39,423		39,423

Other (Calvin Klein Apparel)	17,598		17,598	20,943		20,943

Calvin Klein Licensing	40,744		40,744	34,650		34,650

Total Calvin Klein	58,342		58,342	55,593		55,593

Tommy Hilfiger North America	28,934	$(379)	29,313	(12,211)	$(23,491)	11,280

Tommy Hilfiger International	73,480		73,480	78,982	(448)	79,430

Total Tommy Hilfiger	102,414	(379)	102,793	66,771	(23,939)	90,710

Corporate	(26,250)	(2,937)	(23,313)	(41,343)	(22,753)	(18,590)

Total earnings before interest and taxes	$152,248	$(3,316)	$155,564	$120,444	$(46,692)	$167,136

(1)	Adjustments for the quarter ended April 29, 2012 represent the elimination of the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring.

(2)
Adjustments for the quarter ended May 1, 2011 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; and (ii) modification of its credit facility.

(3)
In 2011, the Company changed the way actuarial gains and losses from its defined benefit pension plans are allocated to its reportable segments. Actuarial gains and losses are now included as part of corporate expenses and are not allocated to any reportable segment. Prior year periods have been restated in order to present that information on a basis consistent with the current year.

PVH CORP.
Full Year and Second Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its (1) 2012 estimated results excluding (i) the costs expected to be incurred principally in connection with its integration of Tommy Hilfiger and the related restructuring; and (ii) the estimated tax effects associated with these costs, and (2) 2011 results excluding (i) the costs incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the negotiated early termination of its license to market sportswear under the Timberland brand and the 2012 exit from its Izod women’s wholesale sportswear business; (iii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with its buyout of the Tommy Hilfiger perpetual license in India; (iv) the costs incurred in connection with the modification of its credit facility; (v) the estimated tax effects associated with these costs; and (vi) the tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan, both of which are on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The costs associated with the Company’s integration of Tommy Hilfiger and the related restructuring, the negotiated early termination of its Timberland license and the 2012 exit from the Izod women’s wholesale sportswear business, its buyout of the Tommy Hilfiger perpetual license in India and the modification of its credit facility are also excluded from earnings per share calculations for purposes of incentive compensation awards. The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an integration, restructuring or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

(Dollar amounts in millions, except per share data)

2012 Net Income Per Common Share Reconciliations	Full Year 2012 (Estimated)	Second Quarter 2012 (Estimated)

GAAP net income per common share	$5.90 - $6.00	$1.08 - $1.10
Estimated per common share impact of after tax integration and restructuring costs	$0.25	$0.10
Net income per common share excluding impact of integration and restructuring costs	$6.15 - $6.25	$1.18 - $1.20

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2012 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities or other one-time events. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.

Reconciliation of Net Income Per Common Share Impact of Tax Rate Changes	Full Year 2012 (Estimated)

2012 net income per common share increase due to change in tax rate on a GAAP basis (midpoint of estimate of 23.75% in 2012 vs. 26.3% in 2011)	$0.20
Adjustment for difference in 2011 GAAP and non-GAAP tax rates	$0.15
2012 net income per common share increase due to change in tax rate on a non-GAAP basis (midpoint of estimate of 23.75% in 2012 vs. 28.2% in 2011)	$0.35

PVH CORP.
Full Year and Second Quarter Reconciliations of GAAP to Non-GAAP Amounts (Continued)

Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

	Full Year 2011				Second Quarter 2011
	(Actual)				(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results	Results Under GAAP	Adjustments		Non-GAAP Results

Net income	$317.9	$(74.3)	(1)	$392.2	$66.7	$(11.6)	(2)	$78.3
Total weighted average shares	72.9			72.9	72.9			72.9

Diluted net income per common share	$4.36			$5.38	$0.92			$1.07

(1) Represents the impact on net income in the year ended January 29, 2012 from the elimination of (i) the costs incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (ii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with its buyout of the Tommy Hilfiger perpetual license in India; (iii) the costs incurred in connection with the modification of its credit facility; (iv) the costs incurred in connection with the negotiated early termination of its license to market sportswear under the Timberland brand and the 2012 exit from its Izod women’s wholesale sportswear business; (v) the estimated tax effects associated with these costs; and (vi) the tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.

(2) Represents the impact on net income in the quarter ended July 31, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and related restructuring; (ii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand; and (iii) the tax effects associated with these costs.